Exhibit 99.3

SRZ Draft 3/24/14

GLOBAL GEOPHYSICAL SERVICES, INC.

PRIMING SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT FACILITY AND
AUTHORIZATION FOR USE OF CASH COLLATERAL

TERM SHEET

Dated as of March __, 2014

Reference is made to that certain Financing Agreement, dated as of September 30, 2013 among (i) Global Geophysical Services, Inc. ("GGS" or "Borrower"), (ii) certain subsidiaries of GGS as Guarantors (as defined below), (iii) TPG Specialty Lending, Inc. ("TSL"); TPG SL SPV, LLC; Tennenbaum Opportunities Partners V, LP; and Tennenbaum Opportunities Fund VI, LLC (collectively, the "Prepetition Lenders"), (iv) TSL, as administrative agent and collateral agent (the Prepetition Agent"), and (v) Tennenbaum Capital Partners, LLC (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the "Financing Agreement"; and together with the other Loan Documents, the "Prepetition Loan Documents").  Capitalized terms used and not defined herein have the meanings given to them in the Prepetition Loan Documents.

This term sheet (including all exhibits attached hereto, this "Term Sheet") describes certain of the principal terms and conditions of a proposed priming superpriority senior secured debtor-in-possession term credit facility (the "DIP Credit Facility") to be provided by the DIP Lenders (as defined below) to Borrower in connection with the cases (collectively, the "Chapter 11 Cases") to be filed by Borrower and its domestic subsidiaries (collectively, "Debtors") in the Corpus Christi Division of the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") pursuant to chapter 11 of title 11 of the United States Code (as amended, the "Bankruptcy Code").

This Term Sheet is being provided on a confidential basis and it, along with its contents and existence, may not be distributed, disclosed or discussed with any other party.  This Term Sheet is not an offer for the purchase, sale or subscription for, or an invitation of an offer to buy, sell or to subscribe for, any securities.  The terms and conditions set forth in this Term Sheet do not constitute or create an agreement, obligation or commitment of any kind by or on behalf of any party, any such agreement, obligation or commitment to be evidenced solely by definitive documentation in form and substance acceptable to the DIP Agent and DIP Lenders in their sole discretion (the "DIP Loan Documentation").

BORROWER	GGS, a Delaware corporation, as a debtor and debtor in possession in the Chapter 11 Cases

GUARANTORS
Autoseis Development Company, a Texas corporation; Autoseis, Inc., a Texas corporation; GGS International Holdings, Inc., a Texas corporation; Accrete Monitoring, Inc. (formerly known as Global Microseismic Services, Inc.) , a Texas corporation, and Global Geophysical EAME, Inc. (formerly known as GGS Lease Co., Inc., formerly known as Paisano Lease Co., Inc.), a Texas Corporation, each as a debtor and debtor in possession in the Chapter 11 Cases (collectively, the "Guarantors" and, collectively with Borrower, the "Loan Parties," and collectively with Borrower, Loan Parties and any other direct and indirect subsidiary of Borrower that is not a Guarantor, the "Company").1

1 Note to GGS -- Please provide status of GGS Canada, Inc.

DIP LENDERS	Prepetition Lenders (collectively, the "DIP Lenders").

DIP AGENT	TSL, a Delaware corporation (the "DIP Agent")

AMOUNTS AND AVAILABILITY
The DIP Credit Facility shall be a multiple draw term loan facility in an aggregate principal amount, before giving effect to the Roll-Up (as defined below), of $55,000,000 to be made available to Borrower as follows:

(i)	Interim DIP Loan: A term loan facility in an amount not to exceed $21,000,000 to be available through one or more drawings commencing on the Interim Closing Date to provide working capital to the Company until the Final Closing Date (as defined below), and to be used solely in accordance with the Approved Budget (as defined below) and in each case subject to the terms and on the conditions set forth in the DIP Loan Documentation (the "Interim DIP Loans"). During the period between the Interim Closing Date and the Final Closing Date, the Loan Parties shall be entitled to borrow no more frequently than once a week, and shall be limited to borrowing such amounts as may be necessary to fund the Approved Budget for the next succeeding week as provided in the DIP Loan Documentation; and

(ii) Final DIP Loan: A term loan facility to be available in multiple draws (but not more frequently than once every two weeks) on and after the Final Closing Date in an aggregate principal amount equal $55,000,000 (inclusive of all amounts outstanding under the Interim DIP Loan, but exclusive of the amount of any Roll-Up), in each case subject to the terms and on the conditions set forth in the DIP Loan Documentation (the "Final DIP Loan" and, collectively with the Interim DIP Loans and the Roll Up, the "DIP Loans"). For the avoidance of doubt, neither the Agent nor the Lenders has committed to fund any amount in excess of the Interim DIP Loan, and no such commitment shall exist unless and until all of the terms and conditions set forth in the DIP Loan Documentation shall have been satisfied or waived as provided therein (including, without limitation, completion of DIP Agent's and DIP Lenders' due diligence with results satisfactory to Agent and Lenders in their sole and absolute discretion).

CLOSING DATES
"Interim Closing Date" means the date on which the "Conditions Precedent to the Interim DIP Loans" as set forth in the DIP Loan Documentation (including, without limitation, entry of the Interim Order (as defined in Exhibit A hereto)) shall have been satisfied or waived.

"Final Closing Date" means the date on which the conditions precedent to the Final DIP Loan as set forth in the DIP Loan Documentation (including, without limitation, entry of the Final Order (as defined in Exhibit A hereto)) shall have been satisfied or waived.

DIP LOAN DOCUMENTATION
Definitive financing documentation with respect to the DIP Loans, including, without limitation, all guaranties thereof and security documents therefor (including, without limitation, account control agreements), satisfactory in form and substance to each of the DIP Agent, DIP Lenders and Loan Parties (the "DIP Loan Documentation"), which documentation shall be executed and delivered by all parties thereto on or prior to March [●], 2014 (the date on which such event occurs, the "Definitive Documentation Date").

USE OF PROCEEDS
The DIP Loans will be used for (a) working capital and general corporate purposes of the Debtors, (b) bankruptcy-related costs and expenses, and (c) for any other purpose agreed upon in the DIP Loan Documentation, in each case in accordance with the Approved Budget.

None of the proceeds of the DIP Loans shall be used in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Prepetition Agent, Prepetition Lenders, DIP Agent or DIP Lenders, including in connection with the validity of the liens granted to the Prepetition Agent, Prepetition Lenders, DIP Agent or DIP Lenders (whether under the Prepetition Loan Documents, the DIP Loan Documentation, or otherwise).  Notwithstanding the foregoing, up to [$50,000] may be used by any statutory committee of unsecured creditors to investigate the validity and enforceability of the Prepetition Loan Obligations and the Prepetition Liens.

APPROVED BUDGET; VARIANCE REPORTS
By not later than March [●], 2014, Loan Parties shall deliver to the DIP Agent and DIP Lenders a weekly budget for each of (a) the 4 week period (the "4 Week Budget") and, and (b) the 13 week period (the "13 Week Budget"), each commencing on March [●], 2014, and each in form and substance acceptable to the DIP Agent and DIP Lenders in their sole and absolute discretion.  The 4 Week Budget, to the extent acceptable to the DIP Agent and DIP Lenders shall constitute the "Approved Budget".  The Loan Parties shall submit to the DIP Agent and the DIP Lenders for approval, no later than five (5) business days prior to the expiration of the Approved Budget, an updated 4 Week Budget and update 13 Week Budget, which 4 Week Budget (upon approval) shall become the Approved Budget for purposes of the DIP Loan Documentation.  Notwithstanding the foregoing, prior to the Final Closing Date (a) the 4 Week Budget and 13 Week Budget shall set forth, for each week, the amount of Interim DIP Loans required to be borrowed for such week after giving effect to any budgeted Inflows (subject to any Permitted Variance), it being understood that the Loan Parties ability to borrow shall be limited to such amount, and (b) any proposed disbursement of cash to pay taxes due or that may become due in Colombia shall require the separate written consent of the DIP Agent and DIP Lenders.

By not later than 5:00 p.m. (New York time) on Tuesday of the week following (a) the end of the first full calendar week following the Petition Date, and (b) each calendar week thereafter, Loan Parties shall deliver to the DIP Agent and DIP Lenders a variance report prepared by Alvarez & Marsal, in form and substance acceptable to the DIP Agent and DIP Lenders in their sole and absolute discretion (an "Approved Variance Report"), showing comparisons of actual results for each line item against such line item in the Approved Budget for such preceding week and on a cumulative basis for the four immediately preceding weeks (or if fewer than four weeks have lapsed since the Petition Date, cumulatively from the Petition Date). The Approved Variance Report shall also provide a narrative explanation of each variance that exceeds a Permitted Variance (as defined below) containing detail acceptable to the DIP Agent and DIP Lenders in their sole discretion.

Each Approved Variance Report shall indicate whether there are any adverse variances that exceed the "Permitted Variances." Permitted Variances shall mean an amount not to exceed 10% of the amounts set forth on any line item under the headings "Inflows" and "Outflows." For the avoidance of doubt, an adverse variance exceeding the Permitted Variance would exist if (x) collections are less than 90% of the amounts set forth in any line item under the heading "Inflows, "or (y) disbursements are more than 110% of the amounts set forth in any line item under the heading "Inflows." Compliance with the Approved Budget shall be tested (A) for the first two weeks on a cumulative basis, (B) for the first three weeks on a cumulative basis, and (C) thereafter on a rolling four (4) week basis. Notwithstanding the foregoing, it shall not be a default or Event of Default if an adverse variance exceeds the Permitted Variance unless (1) the aggregate cumulative variance for all “Inflows” or (2) the aggregate cumulative variance for all “Outflows” exceeds $400,000 during any testing period.

Any amendments, supplements or modifications to the Approved Budget or an Approved Variance Report must be approved in writing by the DIP Agent and DIP Lenders prior to the implementation thereof, which approval may be given or withheld in their sole and absolute discretion.

ROLL-UP
Subject to the entry of the Final Order, on the Final Closing Date, indebtedness of Loan Parties under, in connection with, or with respect to the Prepetition Loan Documents, whether for borrowed money, fees, expenses, or otherwise accrued and outstanding as of the date of commencement of the Chapter 11 Cases (the "Petition Date"), including (without limitation) the Yield Maintenance Premium (collectively, the "Prepetition Loan Obligations") shall be converted into and treated as DIP Loans (the "Roll-Up").

All DIP Loans, whether in respect of post-petition amounts advanced or in connection with the Roll-Up shall be of equal stature and entitled to identical treatment.

In the event that the Prepetition Lenders are required to repay or disgorge to the Loan Parties, or any representative of the Loan Parties' estates, and have repaid, all or any portion of the Prepetition Loan Obligations authorized and directed to be repaid pursuant to the Final Order, or any payment on account of the Prepetition Loan Obligations made to any Prepetition Lender is rescinded for any reason whatsoever, including, but not limited to, as a result of any Avoidance Action (as defined below), or any other action, suit, proceeding or claim brought under any other provision of the Bankruptcy Code or any applicable state law, or any other similar provisions under any other state or federal statutory or common law (all such amounts being hereafter referred to as the "Avoided Payments"), then, in such event, the Loan Parties shall prepay the outstanding principal amount of the DIP Loans in an amount equal to 100% of such Avoided Payments immediately upon receipt of the Avoided Payments by the Loan Parties or any representative of the Loan Parties' estates.

PRIORITY
All DIP Loans and other liabilities and obligations of the Loan Parties to the DIP Lenders under or in connection with this Term Sheet, the DIP Loan Documentation, the Interim Order or Final Order (collectively, the "DIP Loan Obligations") shall be:

(i)
pursuant to section 364(c)(1) of the Bankruptcy Code, entitled to superpriority administrative expense claim status in the Chapter 11 Cases of the Debtors with priority over any and all administrative expenses, whether heretofore or hereafter incurred, of the kind specified in sections 503(b) or 507(a) of the Bankruptcy Code (the "DIP Superpriority Claim");

(ii)
pursuant to sections 364(c)(2), secured by a perfected first-priority lien on the Collateral (as defined below), to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date (but in all cases subject to the prior payment of the Carve-Out);

(iii)
pursuant to section 364(c)(3) of the Bankruptcy Code, secured by a perfected junior priority lien on the Collateral, to the extent that such Collateral is subject to valid, perfected and non-avoidable liens permitted under the Prepetition Loan Documents in favor of third parties in existence as of the Petition Date (other than existing liens, rights and interests granted to or for the benefit of the Prepetition Agent and Prepetition Lenders under the Prepetition Loan Documents (collectively, the "Prepetition Liens")) or to valid liens in existence as of the Petition Date that are perfected subsequent to such date as permitted by section 546(b) of the Bankruptcy Code, and to the extent such liens are expressly permitted in writing by the DIP Agent and DIP Lenders in their sole and absolute discretion (collectively, "Permitted Liens") (but in all cases subject to the prior payment of the Carve-Out); and

(iv)
pursuant to section 364(d) of the Bankruptcy Code, secured by a perfected first priority, priming and senior security interest and lien granted to the DIP Agent and DIP Lenders (the "Priming DIP Liens") on the Collateral (but in all cases subject to the prior payment of the Carve-Out), which Priming DIP Liens shall (prior to the Final Closing Date and occurrence of the Roll Up) prime the Prepetition Liens and in all respects be senior to the Prepetiton Loan Obligations.

The liens granted pursuant to the foregoing clauses (ii), (iii) and (iv) are collectively referred to as the "DIP Liens." The DIP Liens shall not be subject to being treated pari passu with or subordinated to any other liens or security interests (whether currently existing or hereafter created), subject in each case only to Permitted Liens. Notwithstanding anything herein to the contrary (i) all proceeds received by the DIP Agent and the DIP Lenders from the Collateral subject to the DIP Liens shall be subject to the prior payment of the carve-out set forth in the Interim Order and Final Order (the "Carve-Out"), and (ii) no Person entitled to payment from the Carve-Out shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral.

ADEQUATE PROTECTION
As adequate protection for the diminution in value of the pre-petition liens granted to the Prepetition Agent and Prepetition Lenders (whether under the Prepetition Loan Documents) resulting from the granting of the Priming DIP Liens, the use by the Loan Parties of "cash collateral" (as such term is defined in section 363 of the Bankruptcy Code), the imposition of the automatic stay, the agreement of the Prepetition Agent and Prepetition Lenders to subordinate their right to receive payment from the proceeds of the Prepetition Liens to the prior payment of the Carve-Out, or otherwise, the Prepetition Agent and Prepetition Lenders shall receive the following adequate protection package with respect to Prepetition Loan Obligations for so long as such Prepetition Loan Obligations are not subject to the Roll-Up: (i) replacement liens (the "Adequate Protection Liens") on the Collateral pursuant to sections 361 and 363 of the Bankruptcy Code, which shall be junior only to the claims and liens of the DIP Agent and DIP Lenders as described under "Priority" above (but subject to the Carve-Out); (ii) allowed superpriority administrative expense claims in each of the Chapter 11 Cases and any successor cases pursuant to section 364(c)(1) of the Bankruptcy Code, junior only to the superpriority claims of the DIP Agent and DIP Lenders (the "Adequate Protection Superpriority Claim"); (iii) payment of current interest at the non-default rate applicable to Base Rate Loans under the Prepetition Loan Documents, and (iv) current payment of the fees and expenses of counsel and other professionals retained by the Prepetition Agent and Prepetition Lenders.

COLLATERAL
"Collateral" means, collectively, all now owned or hereafter acquired assets and property of each Loan Party and its respective chapter 11 estate, whether real or personal, tangible or intangible, or otherwise, and any and all proceeds therefrom, including, without limiting the generality of the foregoing, all cash, accounts, accounts receivable, inventory, property, plant and equipment, real estate, leaseholds, general intangibles, intellectual property, all intercompany claims, any and all proceeds arising from insurance policies, all claims and causes of action of each Loan Party or its respective estate against any third party. and any and all proceeds therefrom, and 100% of the equity interests of each direct and indirect subsidiary of each Loan Party, which "Collateral," for the avoidance of doubt, shall include, without limiting the generality of the foregoing, "Collateral" as defined in the Prepetition Loan Documents.

AVOIDANCE ACTIONS
Notwithstanding anything to the contrary set forth herein, the proceeds of avoidance actions under chapter 5 of the Bankruptcy Code ("Avoidance Actions") shall be available for payment of the DIP Superpriority Claims and the Adequate Protection Superpriority Claim.

ORIGINATION FEE
A fee (the "Interim DIP Origination Fee") equal to 4.0% multiplied by the aggregate amount of the Interim DIP Loans, which shall be (x) fully earned on the date of entry of the Interim Order and (y) due and payable to the DIP Lenders on the Interim Closing Date.

A fee (the "Final DIP Origination Fee") equal to 4.0% multiplied by the aggregate amount of the DIP Credit Facility (less the amount of the Interim DIP Loan and excluding any amount that is subject to the Roll Up), which shall be (x) fully earned on the date of entry of the Final Order and (y) due and payable to the DIP Lenders on the Final Closing Date.

A commitment fee which shall accrue at a rate of 1.0% per annum on the daily amount of the unused commitment under the DIP Credit Facility (excluding the amount of any Roll Up; the "Commitment Fee").  For the avoidance of doubt, the Commitment Fee shall be payable on (x) the Interim DIP Loans from and after the Interim Closing Date, and (y) the Final DIP Loan (excluding the amount of any Roll Up) from and after the Final Closing Date.

INTEREST RATE
Base Rate plus the Applicable Margin for Base Rate Loans, as set forth in the Financing Agreement, to be paid monthly in arrears.  Interest shall begin to accrue on the aggregate principal amount outstanding of the Interim DIP Loan on the Interim Closing Date and on the aggregate principal amount outstanding of the Final DIP Loan from and after the Final Closing Date.

DEFAULT RATE
At all times while a default exists and is continuing under the DIP Credit Facility, principal, interest and other amounts shall bear interest at a rate per annum equal to 3% in excess of the interest rate set forth under "Interest Rate" above.

MATURITY DATE	The DIP Loans shall mature on the earliest to occur of the following (any such date, the "Maturity Date"):
	(i)	December 31, 2014 (the "Outside Date");
(ii)
the acceleration of any of the DIP Loans and the termination of the commitments to make the DIP Loans in accordance with the terms of the DIP Loan Documentation (including, without limitation, the non-satisfaction of any Chapter 11 Milestone (as defined in Exhibit A hereto) by the applicable Specified Deadline and the non-waiver of such non-satisfaction by the DIP Lenders); and

(iii)
the filing of a motion by the Debtors seeking dismissal of any of the Chapter 11 Cases, dismissal of any of the Chapter 11 Cases, the filing of a motion by the Debtors seeking to convert of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

OPTIONAL PREPAYMENTS	The Borrower may prepay the DIP Loans in whole or in part at any time.
MANDATORY PREPAYMENTS
The Borrower shall prepay the DIP Loans and obligations related thereto based on the mandatory prepayment trigger events set forth in section 2.13 of the Financing Agreement (with such changes in thresholds to be agreed upon and consistent with debtor-in-possession financings of this type, including mandatory prepayments from Avoided Payments, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) and those mandatory prepayment trigger events otherwise specified in the DIP Loan Documentation, including if the Loan Parties aggregate cash balances exceed an agreed amount (each, a "Mandatory Prepayment Event").

Notwithstanding the foregoing, no reinvestment of the proceeds of any extraordinary receipts, asset sales or other proceeds described above shall be permitted without the prior written consent of the DIP Lenders in their sole and absolute discretion.

CONDITIONS PRECEDENT
Conditions Precedent to Interim DIP Loans.  The obligations of the DIP Lenders to make the Interim DIP Loans will be subject to satisfaction, or waiver by the DIP Agent and DIP Lenders, in their sole and absolute discretion, of the conditions precedent set forth in the DIP Loan Documentation, including (without limitation) the following:

(i)
the Loan Parties shall have timely delivered to the DIP Lenders the 4 Week Budget and 13 Week Budget in accordance with the provisions set forth above under "Approved Budget; Variance Reports," and the DIP Agent and DIP Lenders shall have approved the Approved Budget;

	(ii)	the DIP Agent, DIP Lenders and Loan Parties shall have executed and delivered the DIP Loan Documentation;
	(iii)	the Chapter 11 Milestones listed as #1, 2 and 3 in Exhibit A hereto (collectively, the "Interim Chapter 11 Milestones") shall have been satisfied by the applicable Specified Deadline;

	(iv)	the Interim Order shall have been entered by the Bankruptcy Court, and shall not have been reversed, modified, amended, stayed or vacated, or in the case of any modification or amendment, without the written consent of the DIP Agent and DIP Lenders. The Loan Parties shall be in compliance in all respects with the Interim Order;

(v)
the Loan Parties shall have executed an engagement letter with Alvarez & Marsal appointing a principal of Alvarez & Marsal as the chief restructuring officer of the Loan Parties (the "CRO"), such engagement letter to be on terms and conditions (including, without limitation, as to the identity of the principal and scope of authority) acceptable to the DIP Agent and DIP Lenders in their sole discretion.

(vi)
all documented, reasonable, out of pocket expenses of the DIP Agent and DIP Lenders relating to the DIP Credit Facility (including, without limitation, reasonable fees and expenses of their counsel and advisors) shall be paid in full concurrently with the funding of the Interim DIP Loan;

(vii)
the Loan Parties shall have insurance (consistent with that set forth in section 4.27 of the Financing Agreement) with respect to the Collateral in such amounts and scope as is acceptable to the DIP Agent and DIP Lenders, and the DIP Agent and DIP Lenders shall have received additional insured and loss payee endorsements, as applicable, with respect thereto, in form and substance reasonably acceptable to the DIP Agent and DIP Lenders;

(viii)
the results of a recent lien, tax and judgment search in each relevant jurisdiction with respect to the Loan Parties reveals no liens on any of the assets of the Loan Parties other than Permitted Liens;

(ix)	no Event of Default shall have occurred and be continuing on the Interim Closing Date, or after giving effect to the Interim DIP Loan;
(x)
subject to Bankruptcy Court approval, (i) each Loan Party shall have the corporate power and authority to make, deliver and perform its obligations under the DIP Loan Documentation and the Interim Order, and (ii) no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) shall be required in connection with the execution, delivery or performance by each Loan Party, or for the validity or enforceability in accordance with its terms against such Loan Party, of the DIP Loan Documentation and the Interim Order except for consents, authorizations and filings which shall have been obtained or made and are in full force and effect and except for such consents, authorizations and filings, the failure to obtain or perform, could not be reasonably expected to have a Material Adverse Change (as defined below); and

(xi)	since the Petition Date, there shall not have been any material adverse change, in the operations, assets, revenues, financial condition, profits or prospects of the Loan Parties, taken as a whole (other than those that would be reasonably foreseeable to occur as a result of the filing of the Chapter 11 Cases; a "Material Adverse Change").

Conditions Precedent to Final DIP Loan. The obligations of the DIP Lenders to make the Final DIP Loan will be subject to satisfaction or waiver of conditions precedent specified in the DIP Loan Documentation, including entry of the Final Order, payment in full of the Prepetition Loan Obligations, delivery of an updated Approved Budget, and completion by DIP Agent and DIP Lenders of their due diligence with results satisfactory to DIP Agent and DIP Lenders in their sole and absolute discretion.

Conditions to the Making of Each DIP Loan. Customary for loan facilities of this type, including (without limitation) that Loan Parties' free cash balance as of the date of the making of such DIP Loan is not greater than an amount to be agreed, and representations and warranties (including those with respect to the net book value of accounts receivable, property, plant and equipment and intellectual property, as set forth n the Schedules to the DIP Loan Documentation), being true and correct as of the date of borrowing (except to the extent such representation or warranty speaks to an earlier date).

REPRESENTATIONS AND WARRANTIES
Representations and warranties consistent with those in the Prepetition Loan Documents  (with such changes in baskets and thresholds to be agreed upon and such other changes that are appropriate, in the DIP Agent's and DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) and the representations and warranties otherwise specified in the DIP Loan Documentation (including changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code), including, but not limited to, corporate existence and good standing, authority to enter into the DIP Loan Documentation, occurrence of the Interim Closing Date or Final Closing Date (as applicable), entry of the Interim DIP Order or the Final DIP Order (as applicable), governmental approvals, non-violation of other agreements, accuracy of financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of any event causing a Material Adverse Change, absence of any default or unmatured default, ownership of tangible and intangible property and priority of the DIP Agent's and DIP Lenders' liens.

In addition, the DIP Loan Documentation shall include representations that the net book value (properly calculated in accordance with GAAP) of each of (a) accounts receivable, (b) owned property, plant and equipment and (c) intellectual property owned by the Loan Parties as of [   ], 2014, and reflected on Schedule [   ] to the DIP Loan Documentation is not  less than the amounts set forth on such Schedule.

FINANCIAL, REPORTING AND OTHER COVENANTS
Covenants consistent with those in the Prepetition Loan Documents (with such changes in baskets and thresholds to be agreed upon and such other changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) and the covenants otherwise specified in the DIP Loan Documentation (including changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code), including, but not limited to, provision of and compliance with the Approved Budget, delivery of financial statements (including monthly P&L, EBITDA and cash flows), notices of litigation, defaults and unmatured defaults and other information (including pleadings, motions, applications, and other documents filed with the Bankruptcy Court or distributed to any official committee appointed in the Chapter 11 Cases), compliance with laws, inspection of properties, books and records, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, payment of pre-petition indebtedness and prepayment of indebtedness and amendments to material agreements, in each case, subject to certain exceptions to be agreed upon.

AFFIRMATIVE COVENANTS
Covenants consistent with those in the Prepetition Loan Documents and the covenants otherwise specified in the DIP Loan Documentation (including changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code), including (without limitation) (i) depositing the proceeds of all accounts receivable of the Loan Parties, upon receipt, into accounts that are subject to account control agreements in favor of the DIP Agent and DIP Lender (subject to certain exceptions with respect to foreign accounts and treasury arrangements thereunder), (ii) requiring each Loan Party satisfy, or cause to be satisfied, each Chapter 11 Milestone on or before the applicable Specified Deadline set forth in Exhibit A hereto, (iii) repatriation to accounts of the Loan Parties located in the United States of all cash (net of any taxes payable as a result of such repatriation) maintained in the accounts of Loan Parties' Brazilian subsidiaries in excess of $1,000,000 (it being understood that the cash to be repatriated shall be included as a source of cash in the 4 Week Budget and any Approved Budget, and that receipt by the Loan Parties will be tested as part of the Permitted Variance analysis and compliance with the Approved Budget).

Loan Parties shall use reasonable best efforts to cause third parties, including account payors and bailees, to cooperate with the DIP Agent and DIP Lenders with respect to the confirmation of the information set forth on any Schedule to the DIP Loan Documentation, including those relating to the accounts receivable, owned property, plant and equipment and intellectual property, so as to permit DIP Agent and DIP Lenders to validate the accuracy of such Schedules.  For the avoidance of doubt, DIP Agent shall have the right to select the party or parties conducting any such verification of the information set forth on such Schedules.

NEGATIVE COVENANTS
Covenants consistent with those in the Prepetition Loan Documents (with such changes to grace periods, cure periods and thresholds to be agreed upon and such other changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financing of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) and covenants otherwise specified in the DIP Loan Documentation (including changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) including (without limitation) that no Loan Party shall, without the express, prior written consent of the DIP Agent and DIP Lenders, do, cause to be done, or agree to do or cause to be done, any of the following:

(i)
create, incur, assume or suffer to exist any indebtedness, except indebtedness expressly permitted by the DIP Loan Documentation and Interim DIP Order or Final DIP Order (as applicable), or cause, permit to be caused, or agree to cause or permit to be caused, any direct or indirect subsidiary of Borrower that is not an Loan Party to, create, incur, assume or suffer to exist any such indebtedness;

(ii)
create, incur, assume or suffer to exist any lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except Permitted Liens, and shall not cause, or permit to be caused, any direct or indirect subsidiary of Borrower that is not an Loan Party to, create, incur, assume or suffer to exist any such liens;

(iii)
convey, sell, lease, license, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business or assets, whether now owned or hereafter acquired, out of the ordinary course of business, and shall not cause, or, except as provided in the Approved Budget, permit to be caused, any sales, transfers or other dispositions (including in the form of loans and investments) to or from any of its foreign direct or indirect subsidiaries, affiliates or branches (whether or not such foreign subsidiary, affiliate or branch is an Loan Party hereunder);

	(iv)	incur or make any expenditure (including, without limitation, any capital expenditure), investment or other payment, other than in accordance with the Approved Budget, subject to the Permitted Variances and to emergency expenditures for health and safety matters in an amount not to exceed $______;

(v)
(a) prior to the Bankruptcy Court’s approval of the CRO, enter into any contract (including, without limitation, customer contracts) that would require any Loan Party to expend, over the life of such contract, in excess of $500,000, or modify or amend any existing contract in a manner adverse to the Loan Parties, and (b) following the Bankruptcy Court’s approval of the CRO, enter into any contract (including, without limitation, customer contracts) that would require any Loan Party to expend, over the life of such contract, in excess of $2,000,000, or modify or amend any existing contract in a manner adverse to the Loan Parties, without the consent of both the CRO and the DIP Lenders; or

	(vi)	create, or acquire any ownership interest in, any subsidiaries (whether direct or indirect) other than those existing on the Petition Date.
EVENTS OF DEFAULT
Events of default consistent with those in the Prepetition Loan Documents (with such changes to grace periods, cure periods and thresholds to be agreed upon and such other changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financing of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) or events of defaults as otherwise specified in the DIP Loan Documentation (including changes that are appropriate, in the DIP Lenders' reasonable business judgment, in the context of debtor-in-possession financings of this type, and reflecting the Loan Parties' current status as debtors in possession under chapter 11 of the Bankruptcy Code) (collectively, "Events of Default"); including (without limitation) the following:

	(i)	the occurrence of any deviation from the Approved Budget that is greater than the Permitted Variances;
	(ii)	failure of any of the Chapter 11 Milestones to be satisfied;
(iii)
reversal, modification, amendment, stay or vacatur of the Interim Order or Final Order (as applicable), as entered by the Bankruptcy Court, without the prior written consent of the DIP Agent and DIP Lenders;

(iv)	the filing with the Bankruptcy Court of a plan of reorganization or liquidation in any of the Chapter 11 Cases that does not provide for indefeasible payment in full in cash to the DIP Lenders of the DIP Loans and all other amounts outstanding under the DIP Loan Documentation on the effective date of such plan (the "Plan");

(v)
the appointment in any of the Chapter 11 Cases of a trustee, receiver, examiner or responsible officer with enlarged powers relating to the operation of the business of any Loan Party (powers beyond those set forth in sections 1106(a)(3) and (a)(4) of the Bankruptcy Code);

(vi)
the occurrence of any insolvency, bankruptcy or similar proceeding with respect to any direct or indirect subsidiary of Borrower that is not a Debtor in the Chapter 11 Cases, without the prior written consent of the DIP Agent and DIP Lenders;

(ivi)	the granting of relief from the automatic stay by the Bankruptcy Court to any other creditor or party in interest in the Chapter 11 Cases with respect to any asset having a value in excess of $______;
(viii)	failure of all amounts due and owing to the DIP Lenders under, in respect of or in connection with the DIP Credit Facility to be paid in full in cash on the Maturity Date;
(ix)	termination by any counterparty of any material contract that would constitute an Material Adverse Change;
(x)	the termination of the CRO;
(xi)	the resignation of the CRO and a mutually acceptable replacement shall not have been appointed within 30 days; and
(ixi)	the determination of any Loan Party, whether by vote of such Person's board of directors or otherwise, to suspend the operation of such Person's business in the ordinary course, liquidate all or substantially all of such Person's assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person's assets, or the filing of a motion or other application in the Chapter 11 Cases seeking authority to do any of the foregoing, in each case, other than in connection with a sale in which the proceeds of such sale will be paid to the DIP Agent and DIP Lenders on account of the DIP Loan Obligations upon consummation of such sale(s).

REMEDIES UPON EVENT OF DEFAULT
Upon the occurrence and during the continuance of any Event of Default, the DIP Agent and DIP Lenders may take all or any of the following actions without further order of or application to the Bankruptcy Court, and notwithstanding the automatic stay:

	(i)	declare the principal of, and accrued interest on, any outstanding DIP Loans to be immediately due and payable;
	(ii)	terminate any further commitment to lend to the Borrower; or
(iii)
subject to the delivery of three business days' notice to the Loan Parties, any official committee of unsecured creditors and the UST, without application or motion to, or further orders from, the Bankruptcy Court or any other court, and without interference from any Debtor or any other party in interest, (x)

set-off any amounts held as cash collateral (including, without limitation, in any cash collateral account held for the benefit of the DIP Agent and DIP Lenders), or (y) take any other action or exercise any other right or remedy (including, without limitation, with respect to the DIP Liens and Collateral) permitted under the DIP Loan Documentation or under applicable law, including, without limitation, exercising any and all rights and remedies with respect to the Collateral or any portion thereof, subject only to satisfaction of any notice requirement set forth in the Interim Order or Final Order, as applicable.

OTHER BANKRUPTCY MATTERS
All reasonable out-of-pocket costs and expenses of the DIP Agent and DIP Lenders relating to the negotiation, preparation, execution and delivery of this Term Sheet and the DIP Loan Documentation (including, without limitation, reasonable fees and disbursements of counsel and of third-party appraisers and consultants advising the DIP Lenders and the DIP Agent, expenses in connection with the appraisal and monitoring of the Collateral, enforcement of rights and other miscellaneous disbursements) shall be payable by the Borrower promptly upon written demand and without the requirement for Bankruptcy Court approval.  A copy of the summary invoice shall be provided by the Debtors to the Office of the U.S. Trustee and counsel for any statutory committee (to the extent required by the Interim Order or Final Order).

The Borrower shall indemnify, pay and hold harmless the DIP Lenders and the DIP Agent (and their respective directors, officers, employees and agents) and the DIP Agent against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party, as determined by a final, non-appealable judgment of a court of competent jurisdiction).

The Interim Order and Final Order shall contain releases and exculpations for the Prepetition Agent and Prepetition Lenders in respect of any matters arising prior to the Petition Date, subject to customary challenge rights in favor of creditors or any statutory committee.

GOVERNING LAW AND JURISDICTION
The DIP Loan Documentation shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York (except as governed by the Bankruptcy Code) without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations law) thereof.

The DIP Loan Documentation will provide that the Loan Parties shall submit to the exclusive jurisdiction of the Bankruptcy Court and shall waive any right to trial by jury.

COUNSEL TO DIP LENDERS	Schulte Roth & Zabel LLP.

PRIVILEGED & CONFIDENTIAL
SRZ Draft 3/24/14

EXHIBIT A
TO TERM SHEET

CHAPTER 11 MILESTONES

Subject to the DIP Loan Documentation and the entry of the Final Order (other than with respect to the items set forth in 1, 2 and 3, below), the obligations of the DIP Lenders to advance the DIP Loans shall be subject to the Loan Parties’ satisfying, or causing the satisfaction of, the milestones listed below (collectively, the "Chapter 11 Milestones") by the specified deadline (after taking into account any applicable cure period, the "Specified Deadlines").  The non-satisfaction of any Chapter 11 Milestone by the applicable Specified Deadline (and the non-waiver of such non-satisfaction by the DIP Lenders in their sole and absolute discretion) shall be an Event of Default under the DIP Loan Documentation.

	Chapter 11 Milestone	Specified Deadline
1.	Delivery to DIP Lenders drafts of the following:	By no later than 12:00 pm, noon New York time on March [●], 2014
(a) DIP Motion;1and
(b) such other "first day" papers as may be requested by DIP Lenders.

2.
Commencement of the Chapter 11 Cases and filing with the Bankruptcy Court of the DIP Motion and such other first day papers as may be approved or requested by the DIP Lenders, all of which shall be in form and substance acceptable to the DIP Lenders
On or prior to 6:00 am New York time on March [●], 2014
3.	Entry by the Bankruptcy Court of the Interim Order2	By no later than two business days following the Petition Date (or by such later date as the DIP Lenders may agree in writing)

  1 “DIP Motion” means a motion, in form and substance acceptable to the DIP Lenders, to be filed in the Bankruptcy Court, pursuant to which motion the Debtors shall seek entry of the (i) Interim Order, and (ii) Final Order.

2 “Interim Order” means an order of the Bankruptcy Court authorizing and approving the DIP Loans (including, without limitation, the Interim DIP Loan) on an interim basis, which order shall be consistent with the terms of this Term Sheet and be in form and substance acceptable to the DIP Lenders in their sole and absolute discretion, and which order shall include, without limitation, the following provisions:  (a) authorization and approval of the DIP Loans, the DIP Loan Documentation and the transactions contemplated thereby, including, without limitation, the granting of the superpriority administrative expense claim status, the DIP Liens on the Collateral and the payment of all fees, interest and expenses due to the DIP Agent and DIP Lenders, (b) modification of the automatic stay to permit the creation and perfection of the DIP Liens on the Collateral, (c) provision for the automatic vacatur of the automatic stay to permit the enforcement of the DIP Agent's and DIP Lenders’ remedies in respect of the DIP Loans, (d) prohibition of any granting or imposition of liens other than Permitted Liens, (e) finding that the DIP Loans are being extended by the DIP Agent and DIP Lenders in good faith as that term is used in section 364(e) of the Bankruptcy Code and that the DIP Lenders are entitled to the protections afforded thereby, (f) waiver of any “equities of the case” claims under section 552(b) of the Bankruptcy Code and, subject to entry of the Final Order, waiver of the provisions of section 506(c) of the Bankruptcy Code, and (g) such other provisions as the DIP Agent and DIP Lenders may specify to which the Debtors agree.

Exhibit A to Term Sheet

	Chapter 11 Milestone	Specified Deadline
4.	Entry by the Bankruptcy Court of the Final Order3	By no later than 30 days following the entry of the Interim Order (or by such later date as the DIP Lenders may agree in writing)
5.
Filing with the Bankruptcy Court of either (a) a Plan, or (b) a motion for approval of bidding procedures with respect to the sale of all or substantially all of the Loan Parties' assets a "Sale Motion") in form and substance reasonably acceptable to the DIP Agent and DIP Lenders.
By no later than 120 days following the Petition Date (or by such later date as the DIP Lenders may agree in writing)
6.	Entry of an Order confirming the Plan or approving a sale of all or substantially all of the Loan Parties' assets (as applicable)	By no later than 75 days following the filing of the Plan or Sale Motion, as applicable (or by such later date as the DIP Lenders may agree in writing)
7.	Effective Date of the Plan or consummation of the sale	By no later than Outside Date

3 “Final Order” means an order of the Bankruptcy Court authorizing and approving the DIP Loans on a final basis, which order shall be consistent with the terms of the DIP Loan Documentation, shall otherwise be in form and substance acceptable to the DIP Agent and DIP Lenders in their sole and absolute discretion, and shall include provisions to be specified by the DIP Agent and DIP Lenders to which the Debtors agree.

Exhibit A to Term Sheet